Exhibit 10.2

DESCRIPTION OF
2005 MANAGEMENT INCENTIVE COMPENSATION PROGRAM

Purpose

Endocare’s 2005 Management Incentive Compensation Program (the “Program”) is a variable cash incentive program designed to motivate participants to achieve Endocare’s financial and other performance objectives and to reward them for their achievements when those objectives are met.

Eligibility

Participants are approved solely at the discretion of Endocare’s Board of Directors (the “Board of Directors”). All executive officers, vice presidents and department directors are eligible to be considered for participation in 2005. The Board of Directors, in its sole discretion, may permit other employees to participate.

Administration

The Board of Directors or a committee appointed by the Board of Directors (the “Administrator”) is ultimately responsible for administering the Program. The Administrator has all powers and discretion necessary or appropriate to review and approve the Program and its operation, including, but not limited to, the power to (a) determine which eligible participants shall be granted incentive awards, (b) prescribe the terms and conditions of incentive awards, (c) interpret the Program, (d) adopt rules for the administration, interpretation and application of the Program as are consistent therewith, and (e) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator and any delegate of the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law. The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Program to one or more directors and/or officers. The Administrator, in its sole discretion, may amend or terminate the Program, or any part thereof, at any time and for any reason.

Award Determination

The Administrator, in its sole discretion, will approve target incentives and related objectives for each participant. Incentives will be calculated using a formula that includes: (a) the participant’s salary, (b) the participant’s target incentive, (c) a “Corporate Achievement Calculation,” and (d) a “Departmental/Individual Achievement Calculation.”

Participant’s Target Incentive

Each participant’s target incentive is a percentage of the participant’s annual salary. This percentage is determined by the Administrator in its sole discretion based on each participant’s position and related responsibilities, except where a participant’s employment agreement or offer letter specifies such percentage (in which case such specified percentage is used).

Corporate Achievement Calculation

The Administrator approves a Corporate Achievement Calculation for each participant by assessing corporate performance against pre-established annual corporate objectives. For 2005, these objectives include targets based on procedure growth, net revenues, earnings and operating expenses. In addition, objectives under the Program may include performance targets based on corporate compliance, financing, business development and operational objectives. Other financial and non-financial objectives may be assessed as the Administrator deems appropriate. The corporate performance objectives may vary from participant to participant, depending on the nature of each participant’s position and related responsibilities.

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Departmental/Individual Achievement Calculation

For each participant (except for the Chief Executive Officer, whose incentive under the Program is based only on a Corporate Achievement Calculation), the Administrator approves a Departmental/Individual Achievement Calculation that reflects (i) the achievements of the participant’s department relative to annual departmental performance objectives, and/or (ii) the achievements of the participant relative to annual individual performance objectives. The departmental and individual performance objectives vary from participant to participant, depending on the nature of each participant’s position and related responsibilities.

Award Payouts

Unless otherwise determined by the Administrator, incentives will be paid on an annual basis, typically in the first quarter of the year. Actual incentives payable, if any, will vary based on the amount by which each objective is exceeded or missed and will be determined by the Administrator. A participant shall have no right to any award until that award is actually paid to such participant.

General Provisions

Awards are subject to all withholding taxes and other required deductions. This Program does not constitute a guarantee of employment nor does it restrict Endocare’s right to terminate any participant’s employment at any time for any reason. This Program is provided at Endocare’s sole discretion and Endocare may modify or terminate this Program at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend the Program or establish a replacement program in subsequent years. This Program shall not be funded in any way. Endocare shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards. To the extent any person acquires a right to receive payment under the Program, such right will be no greater than the right of an general unsecured creditor of Endocare. To the extent not preempted by federal law, this Program shall be construed in accordance with, and governed by, the laws of the State of California without giving effect to any conflict of laws principles.

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